EXHIBIT 10.2
LETTER OF INTENT

This Letter of Intent is effective this 1st day of February, 2006, by and between Englehard Long Island Inc. with a registered office at 50 Health Sciences Drive, Stony Brook, NY 11790 (“Licensee”) and Quick Med Technologies, Inc., with a registered office at 3427 SW 42nd Way, Gainesville, Florida 32608 (“Licensor”), relating to the possible licensing of Licensor’s proprietary matrix metalloproteinase inhibitor referred to as Ilomastat and defined as the “Licensed Compound” on Appendix A attached hereto (the “Term Sheet”). Certain capitalized terms not defined herein shall have the meanings ascribed to them in the Term Sheet.

1.
Reference is hereby made to the Master Agreement between Licensor and Licensee, as successor in interest to the Collaborative Group, Inc. dated as of August 15, 2002 (the “Master Agreement”) and the Product Development and Distribution Agreement for Ilomostat as Formulated for Specific Personal Care Products (the “Development Agreement”).

2.
Promptly upon execution of this Letter of Intent, the parties will negotiate in good faith to execute a definitive agreement for the license of the Licensed Compound as outlined on the Term Sheet, which definitive agreement if mutually agreed shall supersede all previous and existing agreements, whether oral or written, between the parties, including the Master Agreement and the Development Agreement. The parties shall negotiate with the goal of executing the definitive agreement on or before April 28, 2006. If the parties do not execute a definitive agreement on or before the foregoing date, this Letter of Intent shall be terminated (except that Section 5 shall survive termination).

3.
It is understood and agreed that preparation of the definitive agreement will require detailed discussions and understandings between the parties as to the matters set forth on the Term Sheet and various additional matters related thereto. Notwithstanding the requirement for additional discussion, the parties wish that certain elements in the Term Sheet be reflected during the term of this Letter of Intent. Accordingly, from the period of February 1, 2006 to April 28, 2006 (or until such earlier date as a definitive agreement is signed) (the “Negotiation Period”), Licensee and Licensor agree the Master Agreement shall be amended to include the following terms, mutatis mutandis:

a.
During the Negotiation Period, the Field of Use as set forth in the Master Agreement shall be amended to be the Field of Use as set forth in the Term Sheet, that is an exclusive license in the field of over-the-counter Anti-Aging Cosmetics (as defined therein) and a nonexclusive license for the field of over-the-counter acne treatments and skin moisturizers in the cosmetics market;

b.
For the Negotiation Period, the royalties due shall be as follows: Licensee shall pay Licensor monthly royalties due on its sales of the Licensed Compound (including Actives, as defined in the Term Sheet) as set forth in the Section entitled “Royalties” set forth in the Term Sheet, including, without limitation, the monthly minimum royalties due for Year 1 on a monthly basis regardless of actual royalties. Any such royalties paid during the Negotiation Period shall, upon execution of a definitive agreement between the parties before the end of the Negotiation Period or any extension thereof, be applied toward the minimum aggregate royalty due for Year 1/Year 2, as set forth in the Term Sheet. All royalty payments will be received by Licensor monthly in arrears in accordance with current practice which is on or before the last business days of the month following the month in which royalties are earned.

4.
It is understood and agreed that as long as the parties negotiate in good faith to execute a definitive agreement on or before April 28, 2006, and provided further that from the period of February 1, 2006 to April 28, 2006, or the date of execution of the definitive agreement, whichever occurs sooner, the Licensee pays to the Licensor monthly royalties on its sales of the Licensed Compound as set forth in in Paragraph 3 above, the termination date set forth in Sections 4 and 5 of the Tolling Agreement between the parties, dated October 20, 2005, shall be extended to April 28, 2006 at 5:00 p.m (which means that the Licensee’s rights to make, use and sell the Licensed Compound pursuant to the terms and conditions of the Master Agreement and Development Agreement thereof as modified by Sections 3(a) and (c) above shall continue through April 28, 2006.) Notwithstanding, such limited license rights, the parties each reserve, retain, and do not waive, all rights, remedies, claims and defenses under the Master Agreement and the Development Agreement, as such existed on or before the date hereof.

5.
Except as set forth in Sections 2, 3, 4, 6 and 7 herein, neither party will be obliged to proceed with the matters described in the Term Sheet until a definitive agreement is mutually agreed to and signed. Except for such Sections, which are binding obligations of the parties, this Letter of Intent is merely a nonbinding expression of intent and will not bind either party.

6.
Neither party will during the term hereof or for three years thereafter make any public disclosure of, or statement concerning this Letter of Intent without prior written consent of the other party except as required by law, regulations and rules.

7.
This Letter of Intent shall be construed in accordance with, and governed by, the laws of the State of Florida and applicable U.S. federal law, without giving effect to the conflict of laws provisions thereof, and may not be amended or modified except by a writing duly executed by the parties hereto. Neither party shall assign this Letter of Intent without the prior written consent of the other.

WITNESS the execution hereof as an instrument under seal as of the date first written above.

QUICK-MED TECHNOLOGIES, INC.

By: /s/ David Lerner__________________
Name: _David Lerner_________________
Title: _President_____________________

ENGELHARD LONG ISLAND, INC.

By: /s/ Frank Freiler___________________
Name: _Frank Freiler ________________
Title: _General Manager________________